News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Increases Consolidated Second Quarter Sales by 5.3% and Posts Earnings of Two Cents Per Share

Ann Arbor, Mich., Aug. 16, 2005—Borders Group, Inc. (NYSE: BGP) today reported final results for the second fiscal quarter of 2005, ended July 23. Total consolidated sales were $891.6 million, up 5.3% over the same period in 2004. Consolidated earnings for the period were $0.02 per share, which compares to consolidated earnings of $0.10 per share for the same period a year ago. All actual and projected earnings per share figures throughout this release include the impact of non-operating adjustments.

“Performance at domestic Borders and Waldenbooks stores was as expected for the quarter and showed continued strength in the core book business led by the release of ‘Harry Potter and the Half-Blood Prince,’” said Borders Group Chief Executive Officer Greg Josefowicz. “The International segment of our business experienced a sales and earnings challenge resulting from slow sales trends in the U.K., where we generate over 70% of our total International sales. In addition, we continued our program of strategic investments in Borders superstore remodels and conversion of Waldenbooks to Borders Express, upgrading a total of 80 locations during the quarter, which impacted results in the short term. We remain committed to these investments and will continue the program aggressively throughout the third quarter with resulting benefits expected to be reflected in fourth quarter performance.”

Consolidated Results
As stated, Borders Group achieved second quarter consolidated sales of $891.6 million, an increase of 5.3% over 2004. Comparable store sales for the period were in-line with expectations, increasing by 1.8% at Borders superstores and by 1.9% within the Waldenbooks Specialty Retail segment, which includes Waldenbooks, Borders Express, Borders Outlet and airport stores. International segment total sales increased by 17.1% over the same period in 2004, which was lower than expected due primarily to the slow sales environment in the U.K.

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Borders Group Q2 2005--2
At $1.3 million, consolidated net income declined by $6.6 million for the same period a year ago due primarily to the cost of strategic investments as well as the sales shortfall in the U.K. Gross margin as a percent of sales in the second quarter was down compared to 2004 by 0.8% from 26.3% to 25.5% resulting primarily from higher discounts associated with the Harry Potter book. Second quarter SG&A as a percent of sales increased by 0.3% from 24.4% to 24.7% as a result of strategic investments. Interest expense in the second quarter was up $0.9 million compared to 2004 and was related primarily to the planned increase in capital expenditures and share repurchases. In the second quarter, Borders Group repurchased 2.4 million shares of the company’s common stock totaling $59.8 million. Year-to-date, the company has repurchased 4.6 million shares totaling $117.5 million.

Non-Operating Adjustments
In the second quarter, non-operating adjustments totaled an after-tax charge of $0.02 per share. This charge is comprised primarily of asset write-offs and accelerated depreciation related to store remodels, and had the effect of increasing SG&A by 0.3%.

Borders
Second quarter sales at domestic Borders superstores were $618.5 million, an increase of 4.3% over the same period in 2004. Trade book sales were solid, led by the Harry Potter release and continued strength in backlist titles, with second quarter comparable store sales up in the category by over 6%. Music sales for the period declined in the low double digits. Net income in the second quarter decreased by 6.4% to $14.7 million.

During the second quarter, the company remodeled 36 Borders superstores, bringing the 2005 year-to-date total of remodeled stores to 45 against the full-year plan to upgrade approximately 100 locations. The majority of the remodeled stores include significant physical improvements as well as the conversion of existing Borders cafes to Seattle’s Best Coffee cafes and the addition of Paperchase branded gifts and stationery shops. On average, sales in remodeled stores decline temporarily during conversion and then build over time to a level higher than that of existing, non-remodeled locations. Four new U.S. superstores were opened in the second quarter toward the company’s 2005 goal of 18 to 20 new locations, bringing the total number of domestic Borders superstores to 464.

International
Total sales in the International segment increased by 17.1% to $122.1 million for the second quarter, which was below expectations caused primarily by the decline in comparable store sales at U.K. stores. Excluding the impact of foreign currency translation, total International sales would have increased by 14.6% for the quarter over the same period last year. Borders superstores and Books etc. locations in the U.K. experienced comparable store sales declines in the low single digits. Net loss for the segment was $5.2 million compared to a $2.8 million loss for the same period in 2004 attributable primarily to lower than expected sales in the U.K. The International segment includes the results of Borders superstores outside the U.S., as well as results of Books etc. and Paperchase Products Limited, which was acquired by the company in the second quarter of 2004. The company opened one new International store in the second quarter, bringing the year-to-date total of new stores to five against the company’s plan to add approximately 14 new overseas stores by the end of 2005. To date, the total number of superstore locations outside the U.S. stands at 47.

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Borders Group Q2 2005--3
Waldenbooks Specialty Retail
The Waldenbooks Specialty Retail segment generated first quarter sales of $151.0 million, which is up 0.7% from a year ago. Net income for the segment decreased in the second quarter from $1.5 million to $0.5 million. The company converted 44 Waldenbooks stores to Borders Express in the second quarter, bringing the year-to-date total of converted stores to 48, which is in-line with Borders Group’s plan to convert up to 100 locations within 2005. Currently, there are a total of 85 Borders Express locations. Same-store sales at Borders Express locations continue to outperform the overall Waldenbooks chain.
Q3 2005 Outlook
•
Management projects a consolidated loss for the third quarter of 2005 to range from $0.08 to $0.12 per share. This compares to a loss of $0.01 per share for the same period in 2004. The projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of approximately $0.02 per share. This compares to non-operating charges totaling $0.01 per share for the same period a year ago.

•	In the third quarter, the company plans to remodel approximately 55 Borders superstores and convert up to 52 Waldenbooks locations to Borders Express, completing the remodel program for the year.
•	Comparable store sales at Borders superstores are expected to be flat to up slightly.
•	Comparable store sales at Waldenbooks Specialty Retail are expected to be flat to down in the low single digits.
•	Total International sales are expected to increase by 9% to 12%.
Q4 2005 Outlook
•
Management projects consolidated earnings per share for the fourth quarter of 2005 to range from $1.80 to $1.90. This compares to earnings per share of $1.62 for the same period in 2004. The projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of approximately $0.04 per share. This compares to non-operating charges totaling $0.10 per share for the same period a year ago.

•	Comparable store sales at Borders superstores are expected to be slightly negative to slightly positive.
•	Comparable store sales at Waldenbooks Specialty Retail are expected to be flat to down in the low single digits.
•	Total International sales are expected to increase by 12% to 15%.
2005 Full-Year Outlook
•
Management now projects that full year consolidated earnings per share will range from $1.60 to $1.70 compared to 2004 consolidated earnings per share of $1.69. The earnings projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of $0.09 to $0.11 per share.

•	Comparable store sales for Borders superstores are expected to range from flat to up slightly.
•	Waldenbooks Specialty Retail comparable store sales are projected to be flat to down in the low single digits.
•	Total sales for the full year for the International segment are expected to increase by approximately 15% over 2004.

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Borders Group Q2 2005--4
Next Financial Release/Conference Call
Borders Group will issue third quarter results after market close November 15 with a conference call to follow at
8 a.m. Eastern November 16.

About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group is a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projected," "expected," "estimated," "look," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans and expected benefits relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; and changes in foreign currency exchange rates.

Exhibit 99.1 to the company's Form 10-Q for the fiscal quarter ended April 23, 2005 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Quarter Ended July 23, 2005			Quarter Ended July 25, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	$618.5	$-	$618.5	$592.8	$-	$592.8
Waldenbooks Specialty Retail	151.0	-	151.0	150.0	-	150.0
International	122.1	-	122.1	104.3	-	104.3
Total sales	891.6	-	891.6	847.1	-	847.1
Other revenue	4.2	-	4.2	6.3	-	6.3
Total revenue	895.8	-	895.8	853.4	-	853.4
Cost of goods sold, including occupancy costs	668.9	0.2	669.1	629.2	0.9	630.1
Gross margin	226.9	(0.2)	226.7	224.2	(0.9)	223.3
Selling, general and administrative expenses	217.4	2.1	219.5	208.4	(1.3)	207.1
Pre-opening expense	1.5	-	1.5	1.0	-	1.0
Asset impairments and other writedowns	-	0.3	0.3	-	0.2	0.2
Operating income (loss)	8.0	(2.6)	5.4	14.8	0.2	15.0
Interest expense	3.3	-	3.3	2.4	-	2.4
Income (loss) before income taxes	4.7	(2.6)	2.1	12.4	0.2	12.6
Income taxes	1.9	(1.1)	0.8	4.6	0.1	4.7
Net income (loss)	$2.8	$(1.5)	$1.3	$7.8	$0.1	$7.9

Diluted EPS (3)	$0.04	$(0.02)	$0.02	$0.10	$-	$0.10
Diluted weighted avg. common shares (3)	72.3	72.3	72.3	78.4	78.4	78.4

Comparable Store Sales
Borders	1.8%			(0.8%)
Waldenbooks Specialty Retail	1.9%			(7.3%)

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Quarter Ended July 23, 2005			Quarter Ended July 25, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	69.4%	-%	69.4%	70.0%	-%	70.0%
Waldenbooks Specialty Retail	16.9	-	16.9	17.7	-	17.7
International	13.7	-	13.7	12.3	-	12.3
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	0.5	-	0.5	0.7	-	0.7
Total revenue	100.5	-	100.5	100.7	-	100.7
Cost of goods sold, including occupancy costs	75.0	-	75.0	74.3	0.1	74.4
Gross margin	25.5	-	25.5	26.4	(0.1)	26.3
Selling, general and administrative expenses	24.4	0.3	24.7	24.5	(0.1)	24.4
Pre-opening expense	0.2	-	0.2	0.1	-	0.1
Asset impairments and other writedowns	-	-	-	-	-	-
Operating income (loss)	0.9	(0.3)	0.6	1.8	-	1.8
Interest expense	0.4	-	0.4	0.3	-	0.3
Income (loss) before income taxes	0.5	(0.3)	0.2	1.5	-	1.5
Income taxes	0.2	(0.1)	0.1	0.6	-	0.6
Net income (loss)	0.3%	(0.2)%	0.1%	0.9%	-%	0.9%

(1)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46. Partially offsetting this income are store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)
The Company calculates EPS using Basic weighted average common shares outstanding during periods of Net loss and using Diluted weighted average common shares outstanding during periods of Net income. Basic weighted average common shares outstanding were 70.7 million and 77.1 million for the quarter ended July 23, 2005 and July 25, 2004, respectively.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Six Months Ended July 23, 2005			Six Months Ended July 25, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	$1,197.9	$-	$1,197.9	$1,170.1	$-	$1,170.1
Waldenbooks Specialty Retail	294.1	-	294.1	300.8	-	300.8
International	246.8	-	246.8	207.0	-	207.0
Total sales	1,738.8	-	1,738.8	1,677.9	-	1,677.9
Other revenue	10.0	-	10.0	13.6	-	13.6
Total revenue	1,748.8	-	1,748.8	1,691.5	-	1,691.5
Cost of goods sold, including occupancy costs	1,308.4	(0.1)	1,308.3	1,256.9	1.0	1,257.9
Gross margin	440.4	0.1	440.5	434.6	(1.0)	433.6
Selling, general and administrative expenses	433.1	4.9	438.0	412.4	(1.7)	410.7
Pre-opening expense	2.7	-	2.7	2.0	(0.3)	1.7
Asset impairments and other writedowns	-	0.6	0.6	-	0.6	0.6
Operating income (loss)	4.6	(5.4)	(0.8)	20.2	0.4	20.6
Interest expense	5.5	-	5.5	4.3	-	4.3
Income (loss) before income taxes	(0.9)	(5.4)	(6.3)	15.9	0.4	16.3
Income taxes	(0.2)	(2.1)	(2.3)	5.9	0.2	6.1
Net income (loss)	$(0.7)	$(3.3)	$(4.0)	$10.0	$0.2	$10.2

Basic EPS (3)	$(0.01)	$(0.05)	$(0.06)
Basic weighted avg. common shares (3)	71.9	71.9	71.9

Diluted EPS (3)				$0.13	$-	$0.13
Diluted weighted avg. common shares (3)				79.1	79.1	79.1

Comparable Store Sales
Borders	0.6%			1.7%
Waldenbooks Specialty Retail	(0.6%)			(1.3%)

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Six Months Ended July 23, 2005			Six Months Ended July 25, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	68.9%	-%	68.9%	69.7%	-%	69.7%
Waldenbooks Specialty Retail	16.9	-	16.9	17.9	-	17.9
International	14.2	-	14.2	12.4	-	12.4
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	0.6	-	0.6	0.8	-	0.8
Total revenue	100.6	-	100.6	100.8	-	100.8
Cost of goods sold, including occupancy costs	75.2	-	75.2	74.9	0.1	75.0
Gross margin	25.4	-	25.4	25.9	(0.1)	25.8
Selling, general and administrative expenses	24.9	0.3	25.2	24.6	(0.1)	24.5
Pre-opening expense	0.2	-	0.2	0.1	-	0.1
Asset impairments and other writedowns	-	-	-	-	-	-
Operating income (loss)	0.3	(0.3)	-	1.2	-	1.2
Interest expense	0.3	-	0.3	0.2	-	0.2
Income (loss) before income taxes	-	(0.3)	(0.3)	1.0	-	1.0
Income taxes	-	(0.1)	(0.1)	0.4	-	0.4
Net income (loss)	-%	(0.2)%	(0.2)%	0.6%	-%	0.6%

(1)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46 and an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting this income are store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)
The Company calculates EPS using Basic weighted average common shares outstanding during periods of Net loss and using Diluted weighted average common shares outstanding during periods of Net income. Diluted weighted average common shares outstanding were 73.4 million for the six months ended July 23, 2005 and Basic weighted average common shares outstanding were 77.6 million for the six months ended July 25, 2004.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Borders Group, Inc. Financial Statements
Condensed Consolidated Balance Sheets
		(Restated)
	July 23,	July 25,	January 23,
	2005	2004	2005
Assets
Cash and cash equivalents	$77.2	$180.8	$244.8
Investments	-	-	95.4
Inventory	1,346.6	1,229.7	1,306.9
Other current assets	117.4	110.5	118.3
Property and equipment, net	652.8	622.0	635.6
Other assets and deferred charges	99.2	108.6	99.2
Goodwill	122.7	132.6	128.6
Total assets	$2,415.9	$2,384.2	$2,628.8
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$147.5	$129.8	$141.2
Accounts payable	612.1	547.2	615.1
Other current liabilities	335.5	339.7	439.7
Long-term debt	55.0	56.1	55.8
Other long-term liabilities	300.6	274.8	286.7
Total liabilities	1,450.7	1,347.6	1,538.5
Minority interest	1.3	1.4	1.4
Total stockholders' equity	963.9	1,035.2	1,088.9
Total liabilities, minority interest and stockholders’ equity	$2,415.9	$2,384.2	$2,628.8

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Store Activity Summary

	Quarter Ended		Six Months Ended		Year Ended
	July 23,	July 25,	July 23,	July 25,	January 23,
	2005	2004	2005	2004	2005
Borders Superstores
Beginning number of stores	461	448	462	445	445
Openings	4	2	4	6	19
Closings	(1)	-	(2)	(1)	(2)
Ending number of stores	464	450	464	450	462
Ending square footage (in millions)	11.6	11.4	11.6	11.4	11.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	702	726	705	733	733
Openings	8	4	11	5	15
Closings	(6)	(3)	(12)	(11)	(43)
Ending number of stores	704	727	704	727	705
Ending square footage (in millions)	2.8	2.9	2.8	2.9	2.8

Borders International Stores
Beginning number of stores	46	37	42	37	37
Openings	1	-	5	-	5
Closings	-	-	-	-	-
Ending number of stores	47	37	47	37	42
Ending square footage (in millions)	1.2	1.0	1.2	1.0	1.1

Books, etc International Stores
Beginning number of stores	35	36	35	36	36
Openings	-	1	-	1	1
Closings	(2)	(1)	(2)	(1)	(2)
Ending number of stores	33	36	33	36	35
Ending square footage (in millions)	0.2	0.2	0.2	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Quarter Ended July 23, 2005			Quarter Ended July 25, 2004
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Borders
Sales	$618.5	$-	$618.5	$592.8	$-	$592.8
EBITDA (1)	43.1	(0.6)	42.5	42.2	1.3	43.5
Depreciation expense	19.8	1.5	21.3	19.0	-	19.0
Interest expense (income)	(2.8)	-	(2.8)	(1.1)	-	(1.1)
Income taxes	10.1	(0.8)	9.3	9.4	0.5	9.9
Net income (loss)	16.0	(1.3)	14.7	14.9	0.8	15.7
Net income (loss) per share	$0.22	$(0.02)	$0.20	$0.19	$0.01	$0.20

Waldenbooks Specialty Retail
Sales	$151.0	$-	$151.0	$150.0	$-	$150.0
EBITDA (1)	(6.2)	(0.4)	(6.6)	(4.1)	(0.2)	(4.3)
Depreciation expense	3.6	-	3.6	3.4	-	3.4
Interest expense (income)	(11.0)	-	(11.0)	(10.3)	-	(10.3)
Income taxes	0.5	(0.2)	0.3	1.2	(0.1)	1.1
Net income (loss)	0.7	(0.2)	0.5	1.6	(0.1)	1.5
Net income (loss) per share	$0.01	$-	$0.01	$0.02	$-	$0.02

International
Sales	$122.1	$-	$122.1	$104.3	$-	$104.3
EBITDA (1)	1.0	(0.1)	0.9	4.1	(0.9)	3.2
Depreciation expense	4.6	-	4.6	3.6	-	3.6
Interest expense (income)	5.3	-	5.3	4.3	-	4.3
Income taxes	(3.7)	(0.1)	(3.8)	(1.6)	(0.3)	(1.9)
Net income (loss)	(5.2)	-	(5.2)	(2.2)	(0.6)	(2.8)
Net income (loss) per share	$(0.07)	$-	$(0.07)	$(0.03)	$(0.01)	$(0.04)

Corporate (2)
EBITDA (1)	$(1.9)	$-	$(1.9)	$(1.4)	$-	$(1.4)
Interest expense (income)	11.8	-	11.8	9.5	-	9.5
Income taxes	(5.0)	-	(5.0)	(4.4)	-	(4.4)
Net income (loss)	(8.7)	-	(8.7)	(6.5)	-	(6.5)
Net income (loss) per share	$(0.12)	$-	$(0.12)	$(0.08)	$-	$(0.08)

Consolidated
Sales	$891.6	$-	$891.6	$847.1	$-	$847.1
EBITDA (1)	36.0	(1.1)	34.9	40.8	0.2	41.0
Depreciation expense	28.0	1.5	29.5	26.0	-	26.0
Interest expense (income)	3.3	-	3.3	2.4	-	2.4
Income taxes	1.9	(1.1)	0.8	4.6	0.1	4.7
Net income (loss)	2.8	(1.5)	1.3	7.8	0.1	7.9
Net income (loss) per share	$0.04	$(0.02)	$0.02	$0.10	$-	$0.10

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46. Partially offsetting this income are store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Six Months Ended July 23, 2005			Six Months Ended July 25, 2004
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Borders
Sales	$1,197.9	$-	$1,197.9	$1,170.1	$-	$1,170.1
EBITDA (1)	74.9	(0.5)	74.4	75.6	2.4	78.0
Depreciation expense	39.6	3.4	43.0	38.7	-	38.7
Interest expense (income)	(5.7)	-	(5.7)	(2.9)	-	(2.9)
Income taxes	15.9	(1.5)	14.4	15.5	0.9	16.4
Net income (loss)	25.1	(2.4)	22.7	24.3	1.5	25.8
Net income (loss) per share	$0.35	$(0.04)	$0.31	$0.31	$0.02	$0.33

Waldenbooks Specialty Retail
Sales	$294.1	$-	$294.1	$300.8	$-	$300.8
EBITDA (1)	(12.5)	(0.8)	(13.3)	(5.9)	(0.7)	(6.6)
Depreciation expense	7.0	-	7.0	6.9	-	6.9
Interest expense (income)	(21.9)	-	(21.9)	(20.8)	-	(20.8)
Income taxes	0.9	(0.3)	0.6	3.2	(0.3)	2.9
Net income (loss)	1.5	(0.5)	1.0	4.8	(0.4)	4.4
Net income (loss) per share	$0.02	$(0.01)	$0.01	$0.06	$(0.01)	$0.05

International
Sales	$246.8	$-	$246.8	$207.0	$-	$207.0
EBITDA (1)	1.4	(0.4)	1.0	6.8	(0.9)	5.9
Depreciation expense	9.1	-	9.1	7.4	-	7.4
Interest expense (income)	10.4	-	10.4	9.0	-	9.0
Income taxes	(7.3)	(0.2)	(7.5)	(3.9)	(0.3)	(4.2)
Net income (loss)	(10.8)	(0.2)	(11.0)	(5.7)	(0.6)	(6.3)
Net income (loss) per share	$(0.15)	$-	$(0.15)	$(0.07)	$(0.01)	$(0.08)

Corporate (2)
EBITDA (1)	$(3.5)	$(0.3)	$(3.8)	$(3.3)	$(0.4)	$(3.7)
Interest expense (income)	22.7	-	22.7	19.0	-	19.0
Income taxes	(9.7)	(0.1)	(9.8)	(8.9)	(0.1)	(9.0)
Net income (loss)	(16.5)	(0.2)	(16.7)	(13.4)	(0.3)	(13.7)
Net income (loss) per share	$(0.23)	$-	$(0.23)	$(0.17)	$-	$(0.17)

Consolidated
Sales	$1,738.8	$-	$1,738.8	$1,677.9	$-	$1,677.9
EBITDA (1)	60.3	(2.0)	58.3	73.2	0.4	73.6
Depreciation expense	55.7	3.4	59.1	53.0	-	53.0
Interest expense (income)	5.5	-	5.5	4.3	-	4.3
Income taxes	(0.2)	(2.1)	(2.3)	5.9	0.2	6.1
Net income (loss)	(0.7)	(3.3)	(4.0)	10.0	0.2	10.2
Net income (loss) per share	$(0.01)	$(0.05)	$(0.06)	$0.13	$-	$0.13

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46 and an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting this income are store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.